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                                                                    Exhibit 99.1

MONDAY, APRIL 24, 6:59 A.M. EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: ENVISION DEVELOPMENT CORPORATION

ENVISION DEVELOPMENT CORPORATION NAMES WILLIAM J. PATCH AS CHAIRMAN AND CEO

MARLBORO, Mass., April 24 -- Envision Development Corporation (AMEX: EDV -
News), the emerging leader in web-centric transactive technologies, today announced the promotion and appointment of William J. (Bill) Patch to chairman of the board and chief executive officer from president and chief operating officer.

Today's announcement positions the company to accelerate its rapid growth and expansion into emerging markets for transactive technology applications and solutions. As chairman and CEO, Patch will be responsible for the successful execution of the company's business plans and strategies.

Patch has more than 27 years of management experience in the information technology industry, including senior management positions with Bell Atlantic Business Systems Services/Sorbus Inc., and consulting relationships with Fortune 500 companies ranging from IBM to Kodak.

"Bill has the perfect set of leadership skills and the right amount of experience to guide Envision towards future success and continued growth," said Jake Weinstock, chief executive officer of ZERO.NET. "As a long-term partner with Envision, ZERO.NET is confident that Bill and his team are the right people to make Envision the leading solutions provider for companies looking to establish or maintain a presence on the Internet."

"This opportunity is the result of the outstanding work and achievement produced by all the Envision Development companies, our employees, and the executive team," Patch said. "I look forward to the challenge of helping drive Envision forward as we deliver exciting transformational eBusiness solutions to our various clients."

Prior to joining Envision in January 2000, Patch was the founder and president of VP Incorporated where he developed and managed global enterprise network programs, professional services, logistics, acquisitions, sales, and strategic planning for clients including Compaq, Dell, IBM, Kodak, SonicAir/UPS, and dozens of smaller entrepreneurial companies.

Previously he was vice president, marketing and sales, for Bell Atlantic Business Systems Services/Sorbus Inc., a leading independent IT services organization. Patch has authored numerous articles published in trade and industry publications, been the featured speaker at industry conferences, lectured at Villanova University, and taught management at Immaculata College. A graduate of Brown University, Patch also holds a master's degree in human relations and training from American International College.


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Envision Development Corporation is a rapidly growing leader in providing web-centric transactive technologies through breakthrough applications development and end-to-end eBusiness solutions.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the company's filings with the SEC, including its Registration Statement on Form S-1.